UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2008 (July 1, 2008)

XFONE, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 001-32521

11-3618510
(I.R.S. Employer Identification Number)

5307 W. Loop 289
Lubbock, Texas 79414
 (Address of principal executive offices)

806-771-5212
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

On July 1, 2008, Abraham Keinan, Chairman of the Board of Directors of Xfone, Inc. (”Xfone” or the “Registrant”), and Guy Nissenson, President, CEO and a director of the Registrant, entered into a certain Irrevocable Option Agreement (the “Option Agreement”). Pursuant to the Option Agreement, Mr. Keinan granted Mr. Nissenson (individually and/or together with the Nissenson Investors, as such term is defined in the Option Agreement) an irrevocable and exclusive option to purchase a minimum of 2,868,000 of the shares of Xfone common stock, $0.001 par value per share, that he beneficially owns (the “Option Shares”), at any time from the date of the Option Agreement through 5:00 p.m. (British Time) on January 1, 2009, at a price per share of $3.4289277 (the "Option").

In the event that Mr. Nissenson decides to exercise the Option, Mr. Keinan has the right to sell to the purchaser(s) of the Option Shares up to an additional 340,000 shares of Xfone common stock that he owns, at the same price as the Option Shares (the "Additional Shares”).

Upon the purchase of the Option Shares and any Additional Shares, (i) Mr. Keinan shall immediately resign from all of his positions with Xfone and/or its subsidiaries, (ii) shall relinquish any rights under his agreements with the Registrant and its subsidiaries, including fees, salary, bonuses, options (including but not limited to outstanding and fully vested options), severance pay, etc., and (iii) the Voting Agreement by and between Mr. Keinan, Mr. Nissenson and Campbeltown Business Ltd. dated September 28, 2004 shall terminate.

The foregoing summary of the terms of the Option Agreement is qualified in its entirety by reference to the Option Agreement, a copy of which is attached as an exhibit to this Current Report on Form 8-K.

Item 9.01                      Financial Statements and Exhibits

(a)           Not applicable.
(b)           Not applicable.
(c)           Not applicable.
(d)           Exhibits

Exhibit No.	Description
10.126	Irrevocable Option Agreement dated as of July 1, 2008 by and between Abraham Keinan and Guy Nissenson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xfone, Inc.

Date: July 1, 2008	By:	/s/ Guy Nissenson
Guy Nissenson
President, Chief Executive Officer and Director

INDEX TO EXHIBITS

Exhibit No.	Description
10.126	Irrevocable Option Agreement dated as of July 1, 2008 by and between Abraham Keinan and Guy Nissenson.